Exhibit 7.7
PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT, dated as of December 31, 2009 (as amended, restated, supplemented or modified from time to time, the “Agreement”), is given, made and entered into by RICHARD M. OSBORNE, AS TRUSTEE OF THE RICHARD M. OSBORNE TRUST AKA THE RICHARD M. OSBORNE TRUST AGREEMENT DATED JANUARY 13, 1995, AS AMENDED (the “Pledgor”), as the pledgor of the equity interests in the corporation described on Schedule A hereto (the “Company”), and THE HUNTINGTON NATIONAL BANK (the “Lender”), in connection with that certain Credit Agreement (as defined below).
     WHEREAS, pursuant to that certain Amended and Restated Loan Agreement (as it may hereafter from time to time be further restated, amended, modified or supplemented, the “Credit Agreement”) dated as of December 31, 2009 by and among the Lender, Orwell Natural Gas Company (the “Borrower”), the Pledgor and the other Guarantors from time to time party thereto, the Lender has agreed to continue to make certain loans and other extensions of credit to the Borrower; and
     WHEREAS, the obligation of the Lender to continue to make loans and extend credit under the Credit Agreement is subject to the condition, among others, that the Pledgor secure the Pledgor’s obligations to the Lender under the Credit Agreement, the Guaranty Agreement and the other Loan Documents by pledging certain shares of the capital stock of the Company owned by the Pledgor to the Lender as more fully described herein.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Defined Terms.
(a) Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in Ohio as amended from time to time (the “Code”).
(b) “Pledged Collateral” shall mean and include all of the Pledgor’s present and future right, title and interest in and to the following: (i) as of the date of this Agreement, 300,000 shares of common stock of the Company, as more particularly described on Schedule A hereto and made a part hereof, subject, however, to the terms of Section 5(a) below, and all investment property, capital stock, shares, securities, warrants, options, put rights, call rights, similar rights, and all other ownership or participation interests related thereto and the revenue, income, or profits thereof (the “Investment”); (ii) all rights and privileges pertaining to the Investment, including, without limitation, all present and future Investments receivable in respect of or in exchange for any Investments, and all rights under shareholder, agreements and other similar agreements relating to any Investments, all rights to subscribe for Investments, whether or not incidental to or arising from ownership of any Investments; (iii) all cash, interest, stock and other dividends or distributions paid or payable on any of the foregoing, and together with whatever is received when any of the foregoing is sold, exchanged, replaced or otherwise disposed of, including all proceeds, as such term is defined in the Code; and (iv) all cash and non-cash proceeds (including, without limitation, insurance proceeds) of any of the foregoing property, all products thereof, and all additions and accessions thereto, substitutions therefor and replacements thereof.
(c) “Company” shall mean the entity issuing any of the Collateral which is or should be (in accordance with Section 5(a) hereto) described on Schedule A hereto.
(d) “Event of Default” shall mean any “Event of Default” as defined in the Credit Agreement, and any “Event of Default” as defined in that certain Forbearance and Modification Agreement dated as of December 31, 2009, effective as of December 31, 2009, among the Pledgor, the other Borrowers (as defined therein) and the Lender (the “Forbearance Agreement”).
(e) “Market Value” shall mean the closing price per share of each share of Pledged Collateral published in The Wall Street Journal.
(f) “Other Indebtedness” shall mean and include all now existing and hereafter arising Indebtedness, or other obligations or liabilities, of the Pledgor, whether as a primary obligor, guarantor or otherwise, to the Lender, other than that which relates to or arises under or in connection with the Credit Agreement, the Guaranty Agreement and the other Loan Documents to which the Pledgor is a party.
(g) “Secured Obligations” shall mean and include all now existing and hereafter arising Obligations of the Pledgor to the Lender under the Credit Agreement or any of the other Loan Documents to which the Pledgor is a party, or under any Other Indebtedness, including the following: (i) all obligations, liabilities, and indebtedness, whether for principal, interest, fees, indemnities, expenses or otherwise, of the Pledgor to the Lender, now existing or hereafter incurred under the Credit Agreement, the Notes, the Guaranty Agreement, any of the other Loan Documents, or any other agreement, undertaking, instrument or document related to Other Indebtedness, as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents, or any such other agreement, undertaking, instrument or document, from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents, or any such other agreement, undertaking, instrument or document, or are made in circumstances in which any condition to extension of credit is not satisfied); and (ii) any sums advanced by the Lender or which may otherwise become due pursuant to the provisions of the Credit Agreement, this Agreement or any other Loan Documents to which the Pledgor is a party, or any such other agreement, undertaking, instrument or document, or pursuant to any other document or instrument at any time delivered to the Lender in connection therewith, including fees and charges, and indemnification obligations under any such document or instrument, together with all interest payable on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or any such other agreement, undertaking, instrument or document, or with respect to any default under any of the Secured Obligations.
2. Grant of Security Interests.
(a) To secure on a first priority perfected basis the payment and performance of all Secured Obligations, in full, the Pledgor hereby grants to the Lender a continuing first priority security interest under the Code in and hereby pledges to the Lender, in each case for the benefit of the Lender, all of the Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral, whether now or hereafter existing and wherever located.
(b) Upon the execution and delivery of this Agreement, the Pledgor shall deliver to and deposit with the Lender in pledge, all of the Pledgor’s certificates, instruments or other documents comprising or evidencing the Pledged Collateral, together with undated stock powers, instruments or other documents signed in blank by the Pledgor. In the event that the Pledgor should ever acquire or receive certificates, securities, instruments or other documents evidencing the Pledged Collateral, the Pledgor shall deliver to and deposit with the Lender in pledge, all such certificates, securities, instruments or other documents which evidence the Pledged Collateral.
3. Further Assurances.
(a) Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of the Lender, the Pledgor shall execute and deliver to the Lender all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Lender may reasonably request, in form reasonably satisfactory to the Lender, and take such other action that the Lender may reasonably request, to perfect and continue perfected and to create and maintain the first priority status of the Lender’s security interest in the Pledged Collateral and to fully consummate the transactions contemplated under this Agreement. The Pledgor agrees that the Lender may record any one or more financing statements under the applicable Uniform Commercial Code with respect to the pledge and security interest herein granted. The Pledgor hereby irrevocably makes, constitutes and appoints the Lender (and any of the Lender’s officers or employees or agents designated by the Lender) as the Pledgor’s true and lawful attorney with power to sign the name of the Pledgor on all or any of the Security Documents which the Lender determines must be executed, filed, recorded or sent in order to perfect or continue perfected the Lender’s security interest in the Pledged Collateral in any jurisdiction. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations have been indefeasibly paid, in cash, in full, there exists no obligation on the part of the Lender to make any advances to the Borrower, and the Letters of Credit have expired or have terminated. Notwithstanding the foregoing, the Lender agrees not to exercise its rights under such power of attorney until an Event of Default has occurred or exists.
(b) Notwithstanding any thing to the contrary set forth in this Section 3 or elsewhere in this Agreement, the Credit Agreement or any other Loan Document, in the event that any of the Pledged Collateral is maintained by a “securities intermediary”, as defined in the Code, such Pledged Collateral shall be subject to a control agreement with such securities intermediary in form and substance satisfactory to the Lender. In the event any such securities intermediary provides any notice of its intention to terminate such control agreement, the Lender shall have the right to exercise exclusive control over any Pledged Collateral subject to such control agreement.
4. Representations and Warranties.
     The Pledgor hereby represents and warrants to the Lender as follows:
(a) The Pledgor, has and will continue to have (or, in the case of any additional Pledged Collateral pursuant to the terms of Section 5(a) below, and any after-acquired Pledged Collateral, at the time the Pledgor acquires rights in such Pledged Collateral, will have and will continue to have), title to the Pledgor’s Pledged Collateral, free and clear of all liens, charges or encumbrances other than those in favor of the Lender;
(b) The shares of capital stock constituting the Pledged Collateral have been duly authorized and validly issued to the Pledgor, are fully paid and nonassessable and constitute the percentage of all of the issued and outstanding capital stock of the Company as set forth on Schedule A attached hereto;
(c) The security interests in the Pledged Collateral granted hereunder are valid, perfected and of first priority, subject to the lien, charge or encumbrance of no other Person;
(d) There are no restrictions upon the transfer of the Pledged Collateral and the Pledgor has the power and authority and unencumbered right to transfer the Pledged Collateral free of any liens, charges or encumbrances and without obtaining the consent of any other Person;
(e) The Pledgor has all necessary power to execute, deliver and perform this Agreement;
(f) Except as set forth on Schedule 4(f) attached hereto, there are no actions, suits, proceedings or investigations pending or, to the Pledgor’s best knowledge after due inquiry, threatened against or affecting the Pledgor with respect to the Pledged Collateral, at law or in equity or before or by any Governmental Authority, and the Pledgor is not in default with respect to any judgment, writ, injunction, decree, rule or regulation which could adversely affect the Pledgor’s performance hereunder or any of the Pledged Collateral;
(g) This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Pledgor, enforceable in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance;
(h) Neither the execution or delivery by the Pledgor of this Agreement, nor the compliance with the terms and provisions hereof, will violate any material provision of any Governmental Rules or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Authority to which the Pledgor or any of the Pledgor’s property is subject or any provision of any agreement, understanding or arrangement to which the Pledgor is a party or by which the Pledgor or any of the Pledgor’s property is bound;
(i) The Pledgor’s exact legal name is as set forth on the signature page hereto;
(j) The state of principal residence of the Pledgor is as set forth on Schedule A hereto;
(k) All rights of the Pledgor in connection with the Pledgor’s ownership of the Company are evidenced and governed solely by the stock certificates, instruments or other documents evidencing ownership and organizational documents of the Company, and no shareholder, voting or other similar agreements are applicable to any of the Pledged Collateral or any of the Pledgor’s rights with respect thereto; and the organizational documents of the Company contain no restrictions on the rights of shareholders other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of the Company;
(l) The aggregate Market Value of the Pledged Collateral on the date hereof and, subject to and in accordance with Section 5(a) below, at all times hereafter is not less than $3,000,000; and
(m) The Pledged Collateral does not include Margin Stock and no Loan under the Credit Agreement shall be used for the purpose of purchasing or carrying Margin Stock. “Margin Stock” as used in this clause (xii) shall have the meaning ascribed to such term by Regulation U of the Board of Governors of the Federal Reserve System of the United States.
5. General Covenants.
     The Pledgor hereby covenants and agrees as follows:
(a) In the event at any time after the date of this Agreement, the aggregate Market Value of the Pledged Collateral is less than $2,750,000, then: (i) the Pledgor shall provide the Lender prompt written notice of such circumstance; and (ii) in accordance with Section 3 hereof, the Pledgor shall deliver in pledge such additional Pledged Collateral (and/or such other liquid Collateral reasonably acceptable to the Lender) in accordance with the written instructions of the Lender, within fifteen (15) days after the Pledgor’s receipt of such written instructions, so as to cause the aggregate Market Value of the Pledged Collateral to be not less than $3,000,000;
(b) The Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral; the Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by the Pledgor, unless such loss is the result of the gross negligence or willful misconduct of the Lender;
(c) The Pledgor shall appear in and defend any action or proceeding of which the Pledgor is aware which could reasonably be expected to affect the Pledgor’s title to, or the Lender’s interest in, the Pledged Collateral or the proceeds thereof; provided, however, that with the prior written consent of the Lender, which shall not be unreasonably withheld or delayed, the Pledgor may settle such actions or proceedings with respect to the Pledged Collateral;
(d) The Pledgor shall, and shall cause the Company to, keep separate, accurate and complete records of the Pledged Collateral, disclosing the Lender’s security interest hereunder;
(e) The Pledgor shall comply with all material Governmental Rules applicable to the Pledged Collateral unless any noncompliance would not individually or in the aggregate materially impair the use or value of the Pledged Collateral or the Lender’s rights hereunder;
(f) The Pledgor shall pay any and all taxes, duties, fees or imposts of any nature imposed by any Governmental Authority on any of the Pledged Collateral, except to the extent contested in good faith by appropriate proceedings;
(g) The Pledgor shall permit the Lender, its officers, employees and agents, on reasonable prior notice prior to the existence of an Event of Default (or in the absence of prior notice following and during the continuation of an Event of Default), to inspect all books and records related to the Pledged Collateral;
(h) Except as permitted by the Credit Agreement, during the term of this Agreement, the Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of the Pledgor’s Pledged Collateral;
(i) The Pledgor will not change the Pledgor’s state of principal residence without providing thirty (30) days prior written notice to the Lender; and
(j) The Pledgor will not change the Pledgor’s name without providing thirty (30) days prior written notice to the Lender.

6. Other Rights With Respect to Pledged Collateral.
     In addition to the other rights with respect to the Pledged Collateral granted to the Lender hereunder, at any time and from time to time, after and during the continuation of an Event of Default, the Lender, at its option and at the expense of the Pledgor, may (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Lender, on deposit or otherwise, belonging to the Pledgor, as the Lender in its sole discretion shall determine; and (d) do anything which the Pledgor is required but fails to do hereunder.
7. Additional Remedies Upon Event of Default.
     Except as otherwise provided in Section 11 hereof upon the Pledged Collateral Release Event (as defined below), upon the occurrence of any Event of Default and while such Event of Default shall be continuing, the Lender shall have, in addition to all rights and remedies of a secured party under the Code or other applicable Governmental Rules, and in addition to its rights under Section 6 above and under the other Loan Documents, the following rights and remedies:
(a) The Lender may, after ten (10) days’ advance written notice to the Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of the Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. The Pledgor agrees that ten (10) days’ advance written notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor recognizes that the Lender may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, investment property or ownership interests for their own account for investment and not with a view to the distribution or resale thereof.
(b) The proceeds of any collection, sale or other disposition of the Pledged Collateral, or any part thereof, shall, after the Lender has made all deductions of expenses, including but not limited to attorneys’ fees and other expenses incurred in connection with repossession, collection, sale or disposition of such Pledged Collateral or in connection with the enforcement of the Lender’s rights with respect to the Pledged Collateral, including in any insolvency, bankruptcy or reorganization proceedings, be applied against the Secured Obligations, whether or not all the same be then due and payable, as follows:

(i) first, to the Secured Obligations and to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including without limitation reasonable attorneys’ fees and legal expenses, incurred by the Lender in connection with realizing on the Pledged Collateral or collection of any obligation of the Pledgor under any of the Loan Documents, including advances made subsequent to an Event of Default by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Pledged Collateral, including without limitation advances for taxes, insurance, and the like, and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale of or other realization on, any of the Pledged Collateral, in such order as the Lender may determine in its discretion; and
(ii) the balance, if any, as required by Governmental Rules.
8. Lender’s Duties.
     The powers conferred on the Lender hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.
9. [Intentionally Omitted.]
10. No Waiver; Cumulative Remedies.
     No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Loan Documents or by Governmental Rules and the Lender may enforce any one or more remedies hereunder successively or concurrently at its option. The Pledgor waives any right to require the Lender to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in the Lender’s power.
11. No Discharge Until Indefeasible Payment of the Secured Obligations; Certain Pledged Collateral Release Event.
     The pledge, security interests, and other Encumbrances and the obligations of the Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Lender, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Pledgor or which would otherwise operate as a discharge of the Pledgor as a matter of law or equity, except that, and notwithstanding any thing contained in this Agreement to the contrary, in the event that: (i) the Pledgor has paid to the Lender, in good funds after the date of this Agreement, mandatory pre-payments in cash in the aggregate principal amount of not less than $2,000,000 as set forth in Section 7(e) of the Forbearance Agreement, and (ii) all principal of and interest on the Notes and the other Obligations of the Borrower then due under the Credit Agreement have been performed and satisfied in full (the “Pledged Collateral Release Event”), then the Lender shall release its pledge, security interest and other Encumbrances in the Pledged Collateral, and promptly return to the Pledgor any certificates in its possession evidencing such Pledged Collateral. Without limiting the generality of the foregoing, including without limitation, the terms and conditions of the Pledged Collateral Release Event, the Pledgor hereby consents to, and the pledge, security interests, and other Encumbrances given by the Pledgor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:
(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Secured Obligations and regardless of any Governmental Rules, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Lender or any other Person with respect thereto;
(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Secured Obligations;
(c) Any failure to assert any breach of or default under any Loan Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Pledgor or any other Person under or in connection with any Loan Document or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against the Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;
(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Lender or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Lender or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;
(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate, partnership or limited liability company structure or existence, as applicable, of the Borrower, or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by the Lender or the Borrower, or by any other Person in connection with any such proceeding;
(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower, or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of the Borrower, or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations; or
(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including the Pledgor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.
12. Taxes.
(a) All payments and collections made by or from the Pledgor under this Agreement shall be made or received free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Lender and all income and franchise taxes of the United States applicable to the Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Pledgor shall be required by law to deduct any Taxes from or in respect of any sum payable or any collection made under this Agreement, (i) the sum payable or collectable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable or collectable under this Subsection) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Pledgor shall make such deductions and (iii) the Pledgor shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Governmental Rules;
(b) In addition, the Pledgor acknowledges that the Pledged Collateral secures payment of all present and future stamp or documentary taxes and any other excise or property taxes, charges, or similar levies which arise from any payment or collection made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”);
(c) The Pledgor acknowledges that the Pledged Collateral secures the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 12) paid by the Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted;
(d) In the event the Pledgor pays any Taxes or Other Taxes, within 30 days after the date of any such payment, the Pledgor shall furnish to the Lender, the original or a certified copy of a receipt evidencing payment thereof; and
(e) Without prejudice to the survival of any other agreement of the Pledgor hereunder, the agreements and obligations of the Pledgor contained in Clauses (a) through (d) directly above shall survive the payment in full of principal and interest under any Note and the termination of the Credit Agreement.
13. Waivers.
     The Pledgor hereby waives any and all defenses which the Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and the Pledgor hereby waives any defense to or limitation on the Pledgor’s obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Governmental Rules, the Pledgor hereby further waives each of the following:
(a) All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against the Pledgor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any Governmental Rules, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of the Pledgor or the Borrower, or any other Person to comply with any Loan Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against the Pledgor or the Borrower, or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against the Pledgor or the Borrower, or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Lender or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that the Pledgor receive notice of any such acceptance; and
(c) Any defense or other right arising by reason of any Governmental Rules now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Lender (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Lender to seek a deficiency against the Borrower, or any other Person or which otherwise discharges or impairs any of the Secured Obligations.
14. Assignment.
     All rights of the Lender under this Agreement shall inure to the benefit of its successors and assigns. All obligations of the Pledgor shall bind the Pledgor’s successors, assigns, heirs, executors and personal representatives, as the case may be; provided, however, the Pledgor may not assign or transfer any of the Pledgor’s rights and obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.
15. Severability.
     Any provision of this Agreement (or portion hereof) which shall be held invalid or unenforceable shall be ineffective without invalidating the remaining provisions hereof (or portions thereof).
16. Governing Law.
     This Agreement shall be construed in accordance with and governed by the internal laws of the State of Ohio without regard to its conflicts of law principles, except to the extent the validity or perfection of the security interests or the remedies hereunder in respect of any Pledged Collateral are governed by the law of a jurisdiction other than the State of Ohio.

17. Notices.
     All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be given or made as set forth in Section 10.3 [Notices] of the Credit Agreement.
18. Specific Performance.
     The Pledgor acknowledges and agrees that, in addition to the other rights of the Lender hereunder and under the other Loan Documents, because the Lender’s remedies at law for failure of the Pledgor to comply with the provisions hereof relating to the Lender’s rights (i) to inspect the books and records related to the Pledged Collateral, (ii) to receive the various notifications the Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral, (iv) to enforce the provisions hereof pursuant to which the Pledgor has appointed the Lender the Pledgor’s attorney-in-fact, and (v) to enforce the Lender’s remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, the Pledgor agrees that each such provision hereof may be specifically enforced.
19. Voting Rights in Respect of the Pledged Collateral; Dividends and Distributions.
     So long as no Event of Default shall occur and be continuing under the Credit Agreement, the Pledgor (i) shall have the right to receive revenue, distributions and dividends paid or payable on the Pledged Collateral and (ii) may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that the Pledgor will not enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Lender to sell, assign or transfer any of the Pledged Collateral.
20. Consent to Jurisdiction.
     THE PLEDGOR AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF LAKE COUNTY, OHIO AND OF THE DISTRICT COURT OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE PLEDGOR AND THE COMPANY HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE COURT OF COMMON PLEAS OF LAKE COUNTY, OHIO AND IN THE DISTRICT COURT OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF OHIO. THE PLEDGOR AND THE COMPANY HEREBY WAIVE TO THE FULLEST EXTENT THE PLEDGOR AND THE COMPANY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE PLEDGOR AND THE COMPANY AGREE THAT A FINAL JUDGMENT IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS (OR ANY POLITICAL SUBDIVISION THEREOF) BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
21. Waiver of Jury Trial.
     EXCEPT AS PROHIBITED BY LAW, THE PLEDGOR AND COMPANY HEREBY WAIVE ANY RIGHT THE PLEDGOR AND THE COMPANY MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS OR TRANSACTIONS RELATING THERETO.
22. Entire Agreement; Amendments.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Pledged Collateral by the Pledgor. This Agreement may not be amended or supplemented except by a writing signed by the Lender and the Pledgor.
23. Counterparts; Telecopy Signatures.
     This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. The Pledgor acknowledges and agrees that a telecopy transmission to the Lender of the signature pages hereof purporting to be signed on behalf of the Pledgor shall constitute effective and binding execution and delivery hereof by the Pledgor.
24. Construction.
     The rules of construction contained in Section 1.3 [Construction] of the Credit Agreement apply to this Agreement.

SIGNATURE PAGE TO
PLEDGE AGREEMENT
     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ Richard M. Osborne

RICHARD M. OSBORNE, AS TRUSTEE OF THE RICHARD
M. OSBORNE TRUST AKA THE RICHARD M. OSBORNE
TRUST AGREEMENT DATED JANUARY 13, 1995, AS
AMENDED

THE HUNTINGTON NATIONAL BANK

By:	/s/ Bruce G. Shearer

Name:	Bruce G. Shearer
Title:	Senior Vice President

ACKNOWLEDGEMENT
     The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement, dated as of December 31, 2009, made by RICHARD M. OSBORNE, AS TRUSTEE OF THE RICHARD M. OSBORNE TRUST AKA THE RICHARD M. OSBORNE TRUST AGREEMENT DATED JANUARY 13, 1995, AS AMENDED, for the benefit of THE HUNTINGTON NATIONAL BANK, as Lender (the “Pledge Agreement”).
     The undersigned also acknowledges and agrees that any notices sent to the Pledgor regarding any of the Pledged Collateral shall also be sent to the Lender in the manner and at the address of the Lender as indicated in Section 17 of the Pledge Agreement.

ENERGY, INC.

By:

Name:

Title:

Address for Notices:

Fax:

SCHEDULE A
TO
PLEDGE AGREEMENT
Description of Pledged Collateral
A. Corporations

Pledgor and Pledgor’s jurisdiction of	Pledged Shares
formation/organization/principal residence	and certificate number(s)

Richard M. Osborne, as Trustee of the Richard M. Osborne Trust aka the Richard M. Osborne Trust Agreement dated January 13, 1995, as amended (Ohio)	Energy, Inc. 300,000 shares of common stock certificate no. 7605

SCHEDULE 4(f)
TO
PLEDGE AGREEMENT
Description of Litigation, Etc.
None.